UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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Kona Grill, Inc.
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KONA GRILL, INC.

7150 East Camelback Road, Suite 333

Scottsdale, Arizona 85251

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2017

The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 10:00 a.m. local time on Tuesday, May 2, 2017, at the Kona Grill Phoenix Restaurant located at 5310 E. High Street, Suite 101, Phoenix, Arizona, 85054 for the following purposes:

1.	Election of two Class III directors nominated by the Board of Directors to serve for a three-year term expiring in 2020;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

3.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 6, 2017 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Our Annual Meeting materials, including our Proxy Statement and Annual Report, are available over the internet at www.proxyvote.com. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Eastern Time, prior to the meeting.

By order of the Board of Directors,

/s/ Berke Bakay
Berke Bakay President and Chief Executive Officer

Scottsdale, Arizona

March 15, 2017

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

This proxy statement is being furnished to the stockholders of Kona Grill, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Kona Grill Phoenix Restaurant on Tuesday, May 2, 2017, at 10:00 a.m., local time, and at any adjournment or postponement thereof. These proxy solicitation materials were first made available on or about March 15, 2017 to all stockholders entitled to vote at the meeting.

Who is Entitled to Vote at the Annual Meeting

Only holders of record of our common stock as of the close of business on March 6, 2017, are entitled to notice of, and to vote at, the meeting. On the record date, there were 10,081,444 shares of our common stock outstanding. Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

Voting

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, the votes to approve the matters coming before the meeting are as follows. For the election of directors, a plurality of the votes properly cast in person or by proxy will be required to elect the two director candidates. To take action on other matters, the bylaws generally require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Under applicable New York Stock Exchange rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to certain matters, including the election of directors and executive compensation matters, without instructions from the beneficial owner.  However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner.  Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposal 1.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees set forth in this proxy statement; and (2) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2017.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of this solicitation. Proxies may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

ANNUAL REPORT

Our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, was made available to stockholders with or preceding this proxy statement. Such 2016 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2016 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016. All such requests should be directed to Kona Grill, Inc., 7150 East Camelback Road, Suite 333, Scottsdale, Arizona 85251.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation provides for three classes of directors, each of which serves for a term of three years. At the meeting, our Class III directors will be elected to hold office for a term of three years or until their respective successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted proxy cards will be voted for the election of each of the nominees listed below to serve as Class III directors. The nominees were approved and recommended by the Board and have consented to be named in the proxy statement and to serve as directors, if elected. The Board has no reason to believe that the nominees will not be candidates or will be unable or will decline to serve as directors if they are elected at the meeting. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the form of proxy will be voted “for” the election of such substitute nominees as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy.

Pursuant to its charter, the Nominating Committee of the Board of Directors has recommended the nominees for election to our Board based on the following: (a) the nominees possess the experience, qualifications, attributes, and skills necessary to serve as members of the Board, and (b) the nominees possess the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company, including the knowledge and experience of the nominees in serving on our Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Bakay and Hauser as Class III directors.

Class III: Term to Expire in 2017

Name	Age	Director Since
Berke Bakay	38	2009
Richard J. Hauser	55	2004

DIRECTORS WHO ARE CONTINUING IN OFFICE:

Class I: Term to Expire in 2018

Name	Age	Director Since
James R. Jundt	75	2010
Steven W. Schussler	61	2012

Class II: Term to Expire in 2019

Name	Age	Director Since
Marcus E. Jundt	51	2011
Leonard M. Newman	56	2012
Anthony L. Winczewski	61	2005

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Director or Executive Officer Since	Position
James R. Jundt	75	2010	Chairman of the Board
Berke Bakay	38	2009	President, Chief Executive Officer and Director
Richard J. Hauser	55	2004	Director
Marcus E. Jundt	51	2011	Director
Anthony L. Winczewski	61	2005	Director
Steven W. Schussler	61	2012	Director
Leonard M. Newman	56	2012	Director
Christi Hing	43	2012	Chief Financial Officer

Biographical Information Regarding Directors and Executive Officers

James R. Jundt was appointed as a director and Chairman of our company in November 2010. Mr. Jundt was a founding investor in the Kona Grill concept. Mr. Jundt’s career has primarily been managing portfolios of growth stocks. Mr. Jundt began his career in 1964 with Merrill Lynch where he served as a securities analyst with the restaurant and retail industries. Since 1969, Mr. Jundt has been active as portfolio manager with Investors Diversified Services (now Ameriprise Financial Services), St. Paul Advisers and Jundt Associates, an investment advisory firm that Mr. Jundt founded in 1982 which managed pension assets, mutual funds and hedge funds. Mr. Jundt resigned from Jundt Associates in October 2007 and founded JRJ Management, LLC, an investment advisory firm based in Scottsdale, Arizona. Jundt Associates was placed into receivership in December 2007 by Hennepin County District Court, State of Minnesota. Mr. Jundt is the Chairman of Williston Holding Company, Inc. He has served on the boards of numerous private companies, including Caribou Coffee, universities such as Gonzaga University and Saint Thomas Law School and institutions such as the Minneapolis Institute of Arts. Mr. Jundt holds a Bachelor degree from Gonzaga University. Mr. Jundt is the father of Marcus E. Jundt.

Our Board believes that Mr. Jundt’s extensive experience in public company investment advisory management, coupled with his long and significant ownership position in our company, provides the Board with a strategic focus on maximizing stockholder value.

Berke Bakay has served as our Chief Executive Officer and President since January 2012 and as a director of our company since October 2009. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP is currently the largest stockholder of Kona Grill, Inc. Mr. Bakay also served as a director of Arabella Exploration Inc. (NYSE: AXPLF) until June 2016.

Mr. Bakay has a strong background in business and finance with experience as a buy-side portfolio manager covering publicly traded restaurant companies. His position as Chief Executive Officer of our company and his status as our largest stockholder qualify him to represent the stockholders’ interest as well as the views of management on our Board.

Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate services company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development LLC, which is a controlled operating company under Capital Real Estate, Inc. Mr. Hauser also controls and operates BTS Construction LLC, a build-to-suit construction management company. The operations of Capital Real Estate, Inc. and its related entities encompass a full range of real estate related services, including land acquisition, land development, retail development, net lease development, construction and general contracting, and both internal and external investment holdings and market disposition of commercial properties. Mr. Hauser also serves as a director of Arabella Exploration Inc. (NYSE: AXPLF).

The Board believes Mr. Hauser’s strong executive background in commercial real estate and finance provides important perspective to the Board, given the importance of real estate evaluation, development and finance to our company’s business. Mr. Hauser also has extensive experience in business operations and strategic planning, which also benefit our company’s business.

Marcus E. Jundt was appointed to serve as a director of our company in October 2011. Mr. Jundt was one of the founders of the Kona Grill concept. Mr. Jundt previously served as a member of our Board from 2000 to 2009, as the Board’s Chairman from March 2004 to May 2009, and as our chief executive officer from July 2006 to May 2009. Mr. Jundt has served as a member of the board of directors of several companies and been an investor in numerous ventures. In 2012, Mr. Jundt founded and serves as President and Chief Executive Officer of Williston Holding Company (WHC) Inc., which owns and operates 43 Mexican-themed restaurants in the greater Houston area and four separate restaurants in Williston, North Dakota. From June 2004 to April 2009, Mr. Jundt served as a General Partner in Vail Development, LLC, a private holding company for the Four Seasons Hotel in Vail, Colorado. From 1992 to 2006, Mr. Jundt also served as Vice Chairman and President of the investment advisory firm Jundt Associates, Inc. Jundt Associates was placed into receivership in December 2007 by Hennepin County District Court, State of Minnesota. In August of 2011, Mr. Jundt filed for personal bankruptcy in United States Bankruptcy Court for the District of South Dakota. Mr. Jundt holds a Bachelor of Science degree from Gonzaga University and an MBA from the J.L. Kellogg Graduate School at Northwestern University. Mr. Marcus E. Jundt is the son of Mr. James R. Jundt.

The Board believes Mr. Jundt’s current role as the chief executive officer of a growing restaurant company, his role as the former Chief Executive Officer of our company, as well as extensive investment advisory experience and his strong general background in the hospitality industry and other business areas make him uniquely qualified to serve on the Board.

Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as Chief Executive Officer of Commercial Partners Title, LLC, a title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski held a variety of positions with title insurance companies for 20 years, including positions as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995 and as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984.

The Board believes Mr. Winczewski’s strong executive background in real estate finance and over 35 years of experience in management and ownership positions makes him qualified to serve on the Board.

Steven W. Schussler was appointed to serve as a director of our company in March 2012. Mr. Schussler was the founder, Executive Vice-President and a director of Rainforest Café, Inc., a publicly traded restaurant company that was sold to Landry’s Restaurants, Inc. in 2000. Since that time, Mr. Schussler has been Chief Executive Officer of Schussler Creative, Inc., a restaurant development concept company that has created several restaurant concepts including The Boathouse, a waterfront restaurant located in Disney Springs in Orlando, Florida, T-Rex Café, a restaurant and retail store located in Downtown Disney Marketplace in Orlando, Florida and in Kansas City, as well as Yak & Yeti, an Asian restaurant located inside Disney’s Animal Kingdom in Orlando, Florida. Schussler Creative, Inc. sold a controlling interest in T-Rex Café and Yak & Yeti to Landry’s in 2006.

The Board believes that Mr. Schussler’s extensive business and restaurant industry experience of over 30 years makes him qualified to serve on the Board.

Leonard M. Newman has served as a director of our company since March 2012. Mr. Newman began his career as an accountant with Arthur Andersen & Co. from 1982 through 1989. From 1989 through 1996, Mr. Newman served in several accounting and finance functions for PepsiCo, Inc., where he worked with the PepsiCo and Taco Bell divisions. From 1996 through 2003, Mr. Newman was Chief Financial Officer of Border Foods, Inc., which operated several Kentucky Fried Chicken, Pizza Hut and Taco Bell units. From 2004 through 2010, Mr. Newman served as Chief Executive Officer of Camillet Foods, a franchisee of three casual restaurants. From January 2010 through August 2012, Mr. Newman served as a financial consultant in various industries. Since September 2012, Mr. Newman has served as the Chief Financial Officer of East View Information Services, a leading provider of native and translated foreign language information products and services.

The Board believes that Mr. Newman’s extensive finance and accounting experience combined with his restaurant industry experience makes him uniquely qualified to serve on the Board.

Christi Hing has served as our Chief Financial Officer since February 2012. Ms. Hing has over 20 years of finance and accounting experience and has been with the Company since January 2006. She had served as the Company’s Vice President and Controller and prior to that as the Company’s Director of Financial Reporting. Prior to joining the Company, from February 2004 to December 2005, she was a Manager of Financial Reporting at American Express Company. From September 1996 to October 2003, she held a variety of audit positions at PricewaterhouseCoopers LLP in the Audit and Business Advisory Services practice. Ms. Hing is a Certified Public Accountant in Arizona.

Classification of Our Board of Directors

Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. James R. Jundt and Steven W. Schussler serve as our Class I directors, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2018. The Class II directors consist of Marcus E. Jundt, Leonard M. Newman, and Anthony L. Winczewski, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2019. Class III directors consist of Berke Bakay and Richard J. Hauser, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2017. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

The Board of Directors has determined that having a non-employee serve as Chairman of the Board is in the best interests of stockholders. The structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work. Mr. James R. Jundt currently serves as the Chairman of the Board.

Risk Oversight

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Director Independence

Our Board of Directors reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us. Based on that review, the Board determined that as of the date hereof, the following directors are independent directors, as “independence” is defined by NASDAQ, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director: James R. Jundt, Richard J. Hauser, Leonard M. Newman, Steven W. Schussler and Anthony L. Winczewski.

We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.

Information Regarding Board Committees and Governance

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, Compensation Committee, and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers. The charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers and Insider Trading Policy are available on the Investors page of our website at www.konagrill.com under the Governance link.

Our Insider Trading Policy establishes rules whereby directors, officers and employees are required to, among other items, comply with rules regarding the trading of our common stock and the hedging and pledging of stock. The Company strongly discourages pledging our common stock as collateral for a loan. If an individual wishes to pledge our common stock, a written request for approval is required to be submitted to the Company’s compliance officer prior to the proposed execution of documents evidencing the proposed pledge. The Company encourages individuals who currently have pledged shares to reduce the number of pledged shares in due time.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors to our corporate office. Any such letters are sent to the indicated directors.

Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Hauser, Newman, and Winczewski, each of whom is an independent director of our company under the NASDAQ rules as well as under the SEC rules and NASDAQ listing standards relating to the independence of audit committees. The Board of Directors has determined that Mr. Newman (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Newman serves as the Chairman of the Audit Committee.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee charter also grants the committee the authority to: review and approve the goals and objectives relevant to executive officer compensation, including annual performance objectives; review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and recommend new executive compensation programs; review disclosures to be filed with the SEC and distributed to our stockholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee, except where such delegation is not allowed by legal or regulatory requirements. The Compensation Committee currently consists of Messrs. Hauser, Newman and Winczewski, each of whom is an independent director of our company under the NASDAQ rules as well as under the SEC rules and NASDAQ listing standards relating to the independence of compensation committees. Mr. Hauser serves as Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee are employees of our company and none have ever been an officer of our company.

Nominating Committee

The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. The Nominating Committee is responsible for making recommendations to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company. The Nominating Committee currently consists of Messrs. Hauser and Winczewski, with Mr. Winczewski serving as Chairman.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company. The Nominating Committee has adopted a charter regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner, to the attention of our company’s secretary at the address of our corporate office listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. Specific qualities or experiences could include matters such as experience in the restaurant industry, financial or technical expertise, strength of character, mature judgment, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.

Board and Committee Meetings

Our Board of Directors held a total of five meetings during the year ended December 31, 2016. During the year ended December 31, 2016, the Audit Committee held five meetings and the Compensation Committee held two meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Board Members

During 2016, we paid each non-employee director of our company an annual cash retainer of $30,000. Annual cash retainers are paid to the chairperson of the Audit Committee ($10,000) and Compensation Committee ($5,000). Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year. In addition, non-employee directors receive $3,000 for each market that they visit in conjunction with the review of real estate locations for new unit growth. Directors are also reimbursed for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. Non-employee directors may also receive additional fees for services rendered in addition to normal duties.

Stock-Based Compensation

Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of such member’s appointment to the Board of Directors. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 12,000 shares of our common stock, except the Chairman of the Board who receives an annual stock option grant of 17,000 shares, that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.

The following table summarizes information regarding compensation for non-employee directors during 2016.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Richard J. Hauser	56,000	52,475	108,475
James R. Jundt	30,000	74,339	104,339
Marcus E. Jundt	44,000	52,475	96,475
Leonard M. Newman	43,000	52,475	95,475
Steven W. Schussler	30,000	52,475	82,475
Anthony L. Winczewski	36,000	52,475	88,475

_________

(1)

Directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Berke Bakay, President and Chief Executive Officer, is reflected in the Summary Compensation Table.

(2)

The amounts reflect the grant date fair value of awards issued pursuant to the 2012 Stock Award Plan during 2016 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As of December 31, 2016, each director had the following number of options vested and outstanding: Richard J. Hauser (43,000); James R. Jundt (43,625); Marcus E. Jundt (23,750); Leonard M. Newman (32,000); Steven W. Schussler (23,750) and Anthony L. Winczewski (43,000).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on February 28, 2017, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Executive Officers:
Berke Bakay (3)	1,413,580	13.9%
Christi Hing (4)	124,814	1.2%
Richard J. Hauser (5)	639,788	6.3%
James R. Jundt (6)	744,486	7.4%
Marcus E. Jundt (7)	26,750	*
Leonard M. Newman (8)	35,000	*
Steven W. Schussler (7)	26,750	*
Anthony L. Winczewski (9)	46,000	*
All directors and executive officers as a group (8 persons)	3,057,168	29.2%

5% Stockholders:
BBS Capital Fund, LP (3)	1,230,000	12.2%
Wellington Management Group LLP and Wellington Trust Company, NA (10)	1,036,562	10.3%
RBC Global Asset Management (U.S.) Inc. (11)	741,162	7.4%
Granahan Investment Management, Inc. (12)	571,951	5.7%

____________________

*	Less than 1%

(1)

Except as otherwise indicated, each person named in the table has sole voting and dispositive power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 333, Scottsdale, Arizona 85251.

(2)

The percentages shown are calculated based upon 10,081,444 shares of common stock outstanding on February 28, 2017. In accordance with SEC rules, percent of class as of February 28, 2017 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)

The number of shares of common stock beneficially owned by Mr. Bakay includes common stock beneficially owned by the following: (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 5524 E. Estrid Avenue, Scottsdale, AZ 85254. Also included in Mr. Bakay’s beneficial ownership amount are (a) 92,602 shares of common stock held by the Bakay Family Trust of which Mr. Bakay and his spouse are the trustees and (b) 90,978 shares of common stock issuable upon exercise of vested stock options held by Mr. Bakay.

(4)	Includes 61,780 shares of common stock issuable upon exercise of vested stock options.

(5)

The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 386,893 shares of common stock held by his spouse; (b) 100,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Hauser and his spouse are control persons; (c) 4,000 shares held by a trust for the benefit of Mr. Hauser’s children; and (d) 46,000 shares of common stock issuable upon exercise of vested stock options. Mr. Hauser pledged 85,395 shares that he holds directly to his spouse as security for a promissory note. Additionally, 265,000 shares beneficially owned by his spouse and 100,000 shares beneficially owned by Kona MN, LLC have been pledged as security for loans.

(6)

The number of shares of common stock beneficially owned by Mr. James Jundt includes 47,875 shares of common stock issuable upon exercise of vested stock options. The remaining 696,611 shares held directly by Mr. Jundt have been pledged as security for loans. The shares reported exclude 8,635 shares owned directly by Mr. Jundt’s spouse.

(7)	Represents 26,750 shares of common stock issuable upon exercise of vested stock options.

(8)	Represents 35,000 shares of common stock issuable upon exercise of vested stock options.

(9)	Represents 46,000 shares of common stock issuable upon exercise of vested stock options.

(10)

Based on the statement on Schedule 13G filed with the SEC on February 9, 2017, Wellington Management Group LLP has shared voting power of 747,885 shares of common stock and shared dispositive power over 1,036,562 shares of common stock. Such Schedule 13G indicates that such shares are owned by clients of investment advisors owned by Wellington Management Group LLP, one of which clients is Wellington Trust Company, NA. In its Schedule 13G filed with the SEC on February 9, 2017, Wellington Trust Company, NA indicates that it beneficially owns 651,387 shares (included in the holdings of Wellington Management Group LLP), which represents 6.5% of our outstanding shares, and that it has shared voting and dispositive voting power over all of such shares. The address of Wellington Management Group LLP and Wellington Trust Company, NA is 280 Congress Street, Boston, Massachusetts 02210.

(11)

Based on the statement on Schedule 13G filed with the SEC on February 10, 2017, RBC Global Asset Management (U.S.) Inc. has shared voting power of 638,319 shares of common stock and shared dispositive power over 741,162 shares of common stock. The address of RBC Global Asset Management (U.S.) Inc. is 50 South Sixth Street, Suite 2350, Minneapolis, Minnesota 55402.

(12)

Based on the statement on Schedule 13G filed with the SEC on February 13, 2017, Granahan Investment Management, Inc. has sole voting power over 325,304 shares of common stock and sole dispositive power over 571,951 shares of common stock. The address of Granahan Investment Management, Inc. is 404 Wyman Street, Suite 460, Waltham, MA 02451.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

The Compensation Committee believes that executive compensation should be closely aligned with the performance of our company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal elements:

●	Annual base salary;

●	Performance-based annual cash incentive bonuses, which are dependent upon our annual financial performance and specific individual performance goals; and

●	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interests of our stockholders.

Financial Results in 2016 and Relationship to Executive Compensation

During 2016, we continued to focus on the execution of our restaurant growth strategy with key initiatives designed to build long-term shareholder value through the successful opening of eight new restaurants during the year, which achieved a unit growth rate of 22% for 2016, We plan to open only three restaurants next year, as we are adjusting our projected growth rate for 2017 below our previously targeted growth rate of 20%. We believe that a more moderate growth rate will provide us the flexibility to allocate capital resources, increase our earnings and strengthen our balance sheet as well as to focus our time and attention on new restaurant operations and performance. We generated restaurant sales of $169.5 million in 2016, an increase of 18.5%, from $143.0 million in 2015. We continue to focus on growing sales and successfully opening new restaurants. Our same-store sales increased 0.5% year over year, and as such, we have generated positive same-store sales in each of the past six years.

Adjusted EBITDA in 2016 was $11.7 million, compared to $12.0 million during 2015. Net loss was $21.6 million or ($2.00) per share in 2016 compared to net loss of $4.5 million or ($0.40) per share in 2015. The overall decline in performance compared to 2015 was primarily attributable to preopening expenses and other costs generated by the twelve new restaurants opened since the beginning of the fourth quarter of 2015, as well as a non-cash impairment charge of $12.5 million.

Our adjusted EBITDA, same-store sales and total restaurant sales in 2016 were lower than our target level, and as a result, our executives each received a bonus at 15% of target.

Determining Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and annual and long-term incentive compensation. We design annual cash incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The chief executive officer provides recommendations on compensation to the committee based on each executive officer’s annual review. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon company performance.

The committee reviews comparative data to assess competitiveness from a variety of resources. In fiscal 2014, the committee engaged Grant Thornton LLP (“Grant Thornton”), which has significant expertise in compensation analysis and evaluation, as its independent consultant to help evaluate executive and board compensation benchmarking and peer group analysis for our fiscal 2015 compensation (the “Compensation Analysis”). Grant Thornton primarily utilized a related industry peer group consisting of publicly traded companies of like size and complexity in related industries as the basis for their study. In addition, Grant Thornton also considered a restaurant only peer group comprised of publicly traded companies in the restaurant industry with similar complexity to us, but slightly larger in size in order to ascertain broader trends in the restaurant industry and to use as a reference as we grow our company. There is some overlap between the companies in the two peer groups.

The related industry peer group and restaurant peer group selected by Grant Thornton in their benchmarking survey were as follows:

Related Industry Peer Group

Ambassadors Group Inc.	Ark Restaurants Corporation
Chuy’s Holdings Inc.	Diversified Restaurant Holdings
Dover Downs Gaming & Entertainment	Dover Motorsports, Inc.
Famous Daves of America, Inc.	Frisch’s Restaurants, Inc.
Jamba, Inc.	Morgans Hotel Group
Nathan’s Famous	Pizza Inn Holdings, Inc.
Premier Exhibitions, Inc.	Red Lion Hotels Corporation

Restaurant Peer Group

Ark Restaurants Corporation	Biglari Holdings, Inc.
BJ’s Restaurants, Inc.	Bravo Brio Restaurant Group, Inc.
Chuy’s Holdings Inc.	Del Frisco’s Restaurant Group, Inc.
Diversified Restaurant Holdings	Famous Daves of America, Inc.
Frisch’s Restaurants, Inc.	Ignite Restaurant Group, Inc.
Jamba, Inc.	Luby’s Inc.
Nathan’s Famous	Popeye’s Louisiana Kitchen, Inc.
Ruth’s Hospitality Group, Inc.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Compensation Committee considered recommendations from Grant Thornton in determining the appropriate level and mix of incentive compensation for each executive. Based upon the Compensation Analysis performed in 2014 and taking into consideration the duties performed by each executive officer, the Compensation Committee recommended an increase in annual salary for the chief financial officer for 2015 and for both executive officers for fiscal 2016. No other significant changes were made to executive officer compensation for fiscal 2016.

In connection with its decisions about executive compensation, the Compensation Committee considers the results of the most recent stockholder advisory vote on executive compensation (“Say-on-Pay” vote). The Board of Directors has determined, based on the results of an advisory vote held in 2013, to hold a Say-on-Pay vote every three years; therefore, the last Say-on-Pay vote was held in 2016. At the 2016 Annual Meeting, more than 93% of the votes cast in our Say-on-Pay vote were cast in favor of approving the compensation for our named executive officers. The Compensation Committee believes that this Say-on-Pay vote result demonstrates stockholder support for our current executive compensation programs and practices, which has not changed fundamentally over the past four years. Therefore, the Compensation Committee has not made any specific changes in our executive compensation program in response to the Say-on-Pay vote.

Elements of Executive Compensation

Base Salary

Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews and approves salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation data, and conducts an evaluation of individual officer performance. The committee recommends that the Board of Directors make final determinations on any adjustments to the base salary for executive officers.

Effective April 2016, the Board of Directors approved an increase in the annual base salary of our chief executive officer to $475,000 to align with the compensation within our peer groups and an increase in the base salary for our chief financial officer by 3.9% to $232,500.

Annual Incentive Bonus

Annual bonuses are intended to provide incentive compensation to our executive officers, who contribute substantially to the success of our company. Based upon the Compensation Analysis findings, the Compensation Committee recommended that the target level of annual incentive bonus for our chief executive officer and chief financial officer to be 60% and 50% of each individual’s respective base salary, to be competitive with similar size companies.

The Board of Directors believes that annual restaurant sales, same-store sales growth, cash flow, earnings growth and new restaurant development are key drivers of stockholder return over the long term. Therefore, the compensation committee provides an annual incentive to motivate and reward executives based upon our goal of increasing earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, pre-opening expense and unusual charges, if applicable (“Adjusted EBITDA”), same store sales growth and annual sales. Performance targets are established early each year based on achieving the Company’s annual budget. No payout is made if our company’s minimum performance targets are not achieved.

The annual incentive bonus is paid based upon a weighting of Adjusted EBITDA, same-store sales growth and overall sales compared to the performance targets established by the Board at the beginning of the year. The performance targets are weighted, with Adjusted EBITDA being weighted most heavily at 60% of the calculation, same-store sales growth at 30% of the calculation and annual sales at 10% of the calculation. The Compensation Committee sets the performance targets at levels that are considered difficult to achieve. In the past six years, the incentive bonus has been paid above target level two times and below target level four times.

The annual bonus calculation provides for a sliding scale based upon actual results compared to target for Adjusted EBITDA, same-store sales growth and annual sales. A minimum performance threshold is necessary to achieve some portion of the annual incentive opportunity. The payout for exceeding the maximum target of each metric is 150% of each executive’s target bonus.

Additionally, we use each of these metrics internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. For 2016, performance thresholds and targets were as follows (in thousands):

Performance Goals	Threshold	Target	Actual
Adjusted EBITDA	$14,250	$15,250	$11,678
Annual sales	$178,300	$183,300	$169,523
Same-store sales growth	0.1%	2.0%	0.5%

The following table shows the 2016 annual incentive bonus opportunity as a percentage of base pay at various performance levels and the actual payout in dollars. The payout amount is also reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

Name	At Threshold Performance Level	At Target Performance Level	At Maximum Performance Level	Actual Bonus Amount Payout in ($)	Actual Annual Bonus Payout as a Percentage of Salary
Berke Bakay	0%	60%	90%	$42,750	9.0%
Christi Hing	0%	50%	75%	$17,438	7.5%

For 2016, the officers received the payout at 15% of the target based on exceeding the threshold performance level for the same-store sales metric.

Long-Term Equity Compensation

Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees is important for retention and provides additional incentive to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within our company. Under our 2012 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment, upon promotion, and annually in conjunction with the review of executive officer performance. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information.

Based upon the Compensation Analysis, the Compensation Committee recommended that annual option grants be determined based upon a percentage of each executive’s annual base salary. The value of the stock options on the date of grant was set at 90% of base salary for the chief executive officer and 60% of the chief financial officer’s base salary. The value of each grant was based upon the Black-Scholes value of the option on the grant date. Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. These grants vest 25% on each anniversary grant date and expire five years from the date of grant.

We believe that our executives should be required to acquire and maintain an appropriate level of equity interest in order to align their interests with those of our stockholders. The Board has adopted stock ownership guidelines whereby executive officers are required to maintain the following levels of stock ownership of our common stock:

Officer	Amount of Stock Ownership Required
Chief Executive Officer and President	2 times base salary
Chief Financial Officer	1 times base salary

Both officers currently comply with the stock ownership guidelines.

Benefits

Executive officers are eligible to participate in various employee benefit programs that are generally available to all full-time salaried employees of the company. These benefit programs include medical, dental, vision, life, and disability insurance benefits. We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed, subject to Internal Revenue Code guidelines on highly compensated employees. All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution. In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees may purchase common stock at a 5% discount of the fair market value of common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer, chief financial officer and three other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for the named executives. However, deductibility is not the sole factor used to determine appropriate levels or types of compensation. The provisions of our stock options are intended to permit tax deductibility of compensation income of the named executives received under those awards. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is possible that we may enter into compensation arrangements in the future under which compensation paid to a named executive in excess of $1 million is not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Richard J. Hauser, Chair Anthony L. Winczewski Leonard M. Newman

Summary of Cash and Other Compensation

The table below summarizes the total compensation paid to each of our executive officers for the three years ended December 31, 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Berke Bakay	2016	461,765	334,184	42,750	16,600	855,299
President and Chief Executive Officer	2015	371,315	424,180	112,442	14,800	922,737
	2014	368,166	125,308	153,724	14,300	661,498

Christi Hing	2016	238,784	134,250	17,438	15,194	405,666
Chief Financial Officer and Secretary	2015	221,159	163,740	56,463	13,041	454,403
	2014	207,880	104,423	71,208	11,819	395,330

____________________

(l)

The amounts reflect the grant date fair value of awards issued for the respective year pursuant to the 2012 Stock Award Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (See Note 7 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC). Details regarding 2016 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding 2014-2016 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards at December 31, 2016.”

(2)	Represents the annual cash incentive bonus awards earned in 2016, 2015 and 2014 by the named executives.

(3)	Executive officers also receive employee benefits that are provided to all salaried employees of our company and primarily consisted of 401(k) matching contributions and health insurance premiums.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2016 to our executive officers as well as the range of possible non-equity performance incentive awards that were achievable in fiscal 2016 under our annual incentive bonus plan.

		Non-Equity Incentive Plan Awards for Fiscal 2016			Stock Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)
Berke Bakay	02/24/2016	0	285,000	427,500	71,769	14.26	334,184
Christi Hing	02/24/2016	0	116,250	174,375	28,831	14.26	134,250

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2016.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option
Name	Exercisable	Unexercisable		Price ($)	Expiration Date
Berke Bakay (1)	15,000	7,500	(a)	8.71	02/06/2018
	15,000	15,000	(b)	16.12	02/05/2019
	14,018	42,053	(c)	23.49	02/04/2020
	—	71,769	(d)	14.26	02/24/2021

Christi Hing (2)	25,000	—		5.37	02/27/2017
	18,750	6,250	(a)	8.71	02/06/2018
	12,500	12,500	(b)	16.12	02/05/2019
	5,411	16,233	(d)	23.49	02/04/2020
	—	28,831	(d)	14.26	02/24/2021

____________________

(1)

Mr. Bakay’s unexercisable options as of December 31, 2016 include (a) 7,500 options that vested on February 7, 2017; (b) 7,500 options that vested on February 6, 2017 and 7,500 options that will vest on February 6, 2018; (c) 14,018 options that vested on February 5, 2017 and two installments of 14,018 options each that will vest on February 5, 2018 and 2019, respectively, and (d) 17,942 options that vested on February 24, 2017 and three installments of 17,942 options each that will vest on February 24, 2018, 2019 and 2020, respectively.

(2)

Ms. Hing’s unexercisable options as of December 31, 2016 include (a) 6,250 options that vested on February 7, 2017; (b) 6,250 options that vested on February 6, 2017 and 6,250 options that will vest on February 6, 2018; (d) 5,411 options that vested on February 5, 2017 and two installments of 5,411 options each that will vest on February 5, 2018 and 2019, respectively, and (d) 7,208 options that vested on February 24, 2017 and three installments of 7,208 options each that will vest on February 24, 2018, 2019 and 2020, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to stock options exercised and stock awards vested during the year ended December 31, 2016 for our executive officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Berke Bakay	100,000	$688,000	—	—

Christi Hing	15,000	$123,000	—	—

Employment Agreements

We have historically entered into employment agreements with certain executives. The Board believes that terms of our executive employment agreement are in line with market standards, and the agreement can be an important means to allow management to continue to focus on running the business of the company in the event of a pending or actual change of control event or otherwise. More detailed information concerning severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

On February 5, 2015, we entered into an employment agreement with Berke Bakay, as President and Chief Executive Officer of the Company, a position he has held since January 30, 2012. Mr. Bakay’s previous employment agreement with us expired by its terms after three years on January 30, 2015. The terms of Mr. Bakay’s Employment Agreement include the following:

Term: Unless earlier terminated as provided therein, the term of the Employment Agreement is three years.

Annualized Base Salary: The annualized base salary is $475,000 which may be increased annually by the Board in its sole discretion.

Bonus Incentives: Mr. Bakay will also be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company and any additional bonuses as determined by the Board in its sole discretion.

Long-Term Incentive Grants of Stock Options: Pursuant to a plan determined annually by the Board and issued pursuant to a stock option agreement, Mr. Bakay will be granted long-term incentive grants of stock options, which vest 25% each year over a four-year period beginning on the first anniversary date of the date of grant.

The stock option agreement provides for a “cashless exercise” provision. Vested stock options may be exercised by Mr. Bakay during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), death or disability (vested portion continues to be exercisable for 12 months).

Mr. Bakay’s stock options fully vest in the event of a termination without cause or with “Good Reason” as described below.  Finally, in the event of a “Change in Control” event (as defined below), all of Mr. Bakay’s unvested stock options will immediately vest and be immediately exercisable. A “Change in Control” includes (a) merger or sale of substantially all of the assets of the Company and (b) certain transactions where a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility:  If the Company terminates Mr. Bakay’s employment without cause or if Mr. Bakay terminates his employment for “Good Reason,” he shall be entitled to  (a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical  and dental benefits and unused vacation; (b) six months of base salary and a pro-rata portion of any incentive bonus payable for that year (subject to certain conditions such as entering into a general release with the Company); and (c) unvested stock options scheduled to vest over a 12 month period following termination shall be vested and remain exercisable except if any such termination occurs during the first 12 month period of the Employment Agreement, unvested stock options scheduled to vest over a 24 month period following termination shall be vested and remain exercisable.

 “Good Reason”  includes (a) any material reduction in the amount or type of compensation paid to Mr. Bakay or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) the Board of Directors requesting Mr. Bakay to engage in actions that would constitute illegal or unethical acts; (c) the Board of Directors requiring Mr. Bakay to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona; or (d) any material breach of any contract entered into between Mr. Bakay and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company within 30 days after receipt of notice of such breach.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments for our executive officers as of December 31, 2016, based on the applicable triggering event:

	Termination Without Cause or With Good Reason			Termination Upon a Change in Control
	Cash	Acceleration of		Cash	Acceleration of
	Payment	Vesting of Equity	Benefits	Payment	Vesting of Equity	Benefits
Name	($)(1)	Awards ($)(2)	($)(3)	($)(1)	Awards ($)(2)	($)(3)
Berke Bakay	522,500	28,800	3,000	522,500	28,800	3,000

Christi Hing	—	—	—	—	—	—

(1)

Assumes a termination date for Mr. Bakay as of December 31, 2016. Payment consists of six months of base salary plus an assumed incentive bonus of $285,000, equal to Mr. Berke’s target bonus for the entire year 2016. The actual bonus amount would be prorated and would be based on actual performance.

(2)	The calculation for Mr. Bakay is based upon a termination date of December 31, 2016 and the closing market price of our common stock on that date.

(3)	Reflects the continuation of health benefits following employment for the period specified in the respective agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans and shares purchased under our Employee Stock Purchase Plan as of December 31, 2016.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )

Equity Compensation Plans Approved by Stockholders	974,200	$16.44	1,753,068

Equity Compensation Plans Not Approved by Stockholders	–—	–—	–—

Total	974,200	$16.44	1,753,068

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2016, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has, or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith. Under its charter, the Audit Committee is charged with review and approval of all related party transactions.

During 2016, we did not enter into any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had, or will have, a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, as well as rules of the SEC and other applicable regulations.

With respect to independence, the Audit Committee has received the written disclosures from the independent auditors required under Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence) and has discussed with the independent auditors the independent auditors’ independence.

In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the audit, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Leonard M. Newman, Chairman Richard J. Hauser Anthony L. Winczewski

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2016 and 2015. Our Audit Committee has appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2017 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees (1)	$635,000	$525,000
Audit-Related Fees (2)	—	1,500
Tax Fees (3)	815	9,000
All Other Fees	—	—
Total	$635,815	$535,500

(1)	Represents fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations.
(2)	Audit related fees in 2015 represent fees associated with the issuance of a consent in conjunction with our S-8 filing in August 2015.
(3)	Represents fees associated with tax advisory services associated with the structuring of legal entities and business activity in Puerto Rico.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2018 must notify us at our principal offices no later than November 20, 2017 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting.

Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. These provisions require, among other things, that we receive your proposal at our executive offices no later than December 20, 2017.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during 2018. The Rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2018 annual shareholders’ meeting, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by February 3, 2018, the management proxies will be allowed to use their discretionary authority as outlined above.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials. This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household. The company will promptly deliver additional copies of the proxy statement and other proxy materials to any stockholder who contacts the company’s principal corporate office at 7150 East Camelback Road, Suite 333, Scottsdale, Arizona 85251 or by calling (480) 922-8100, requesting such additional copies. If a stockholder is receiving multiple copies of the proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholders should contact their broker, other nominee record holder, or the company’s investor relations department to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.

Other

Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2016 Annual Meeting of Stockholders and referred to in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.

Dated: March 15, 2017

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 02, 2017

KONA GRILL, INC.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 06, 2017
Date: May 02, 2017 **Time:** 10:00 AM PDT
Location: Kona Grill
Phoenix Restaurant
5310 E. High Street, Suite 101
Phoenix, Arizona 85054

BARCODE

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only
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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report/10K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 18, 2017 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Internal Use Only

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Voting items

The Board of Directors recommends you vote FOR the following two Class III Directors:

1. Election of Directors

Nominees

01 Berke Bakay   02 Richard J. Hauser

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In addition, to transact such other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

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Reserved for Broadridge Internal Control Information

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

0000316219_4 R1.0.1.15

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only
Job #
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Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following two Class III Directors:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Berke Bakay 02 Richard J. Hauser

02 0000000000

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

NOTE: In addition, to transact such other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report/ 10K is available at www.proxyvote.com

KONA GRILL, INC.
2017 Annual Meeting of Stockholders
May 2, 2017
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 15, 2017, and hereby appoints Berke Bakay and Christi Hing, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 2, 2017, at 10:00 a.m., local time, at the Kona Grill Phoenix Restaurant located at 5310 E. High Street, Suite 101, Phoenix, Arizona, 85054 and at any adjournment or postponement thereof, and to vote all shares of the Company's common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class III directors nominated by the Company's Board of Directors to serve for a three-year term expiring in 2020; (2) FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2017; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

0000320690_2 R1.0.1.15

Continued and to be signed on reverse side